Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of February 22, 2011 between JAY NADEL (“Nadel”), an individual having an address at 20 Academy Lane, Demarest, New Jersey 07627, and LAPOLLA INDUSTRIES, INC., a Delaware corporation (“Company”) having a principal address at Intercontinental Business Park, 15402 Vantage Parkway East, Suite 322, Houston, Texas  77032.

WHEREAS, the Company desires to retain the services of Nadel, and Nadel agrees to be retained by the Company, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	Terms and Conditions of Engagement.

(a)           Engagement. Nadel shall perform such consulting and advisory services, within Nadel’s area of expertise, as may be requested by the Chairman (“Chairman”) of the Board of Directors of the Company (“Board”) or the Company, in consultation with the Chairman and President/CEO, from time to time.  Such services may include but not necessarily be limited to, business development and planning, assisting management on strategic initiatives and other items as requested by the Chairman or the Company in consultation with the Chairman from time to time.  Nadel shall report to the Chairman and will primarily perform services from  New Jersey.

(b)           Contractor Relationship. The parties acknowledge and agree that Nadel is an independent contractor to the Company, not an employee of the Company.  Nadel is not an agent of the Company and shall have no right to bind the Company.  Nadel shall not be treated for any purposes as an employee of the Company.  The Company will report all payments to be made hereunder on Form 1099 as payments to Nadel for independent contracting services, and will not report any compensation on Form W-2 to Nadel.  Nadel is solely responsible for payment of all taxes and charges of a similar nature, including federal, state and local taxes arising out of payments received by him under this Agreement.  In addition, Nadel shall not be entitled to, eligible for, or receive any benefit or participate in any benefit program provided, established or maintained by the Company for the benefit of its eligible employees, other than any such benefit to which Nadel may be entitled in his capacity as a member of the Board.  This is a contract for Nadel’s personal services.  The Company shall have no right to control the manner or means by which Nadel performs services hereunder; however, Nadel shall perform his services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2.	Compensation and Benefits.

(a)           Compensation.  As compensation for the services to be rendered under this Agreement, Company shall pay Nadel Sixteen Thousand Six Hundred and Sixty-Seven  Dollars ($16,667) per month.

(b)           Stock Grants.  As additional compensation for the services to be rendered under this Agreement, as of the Effective Date: (i) the Company will issue to Nadel Two Million One Hundred Thousand (2,100,000) shares of the common stock of the Company, $0.01 par value per share; and (ii) Richard J. Kurtz (“Kurtz”) will issue to Nadel an additional Two Million Nine Hundred Thousand (2,900,000) shares of the common stock of the Company, $0.01 par value per share (collectively, the “Shares”).  As provided in the attached Exhibit “A”, the Shares shall vest on a pro-rata basis on the last day of each calendar month during the period commencing February 22, 2011 and ending January 31, 2014, with an additional pro-rata number of shares vesting on February 21, 2014.

Notwithstanding the foregoing, upon the occurrence of one of the following, the Shares shall become immediately 100% vested: (i) a Change in Control (as defined below); (ii)  the Company ceases to be a fully reporting company with the Securities and Exchange Commission; or (iii) the Company’s termination of this Agreement for reasons unrelated to Nadel’s failure to perform services hereunder in the contemplated manner.

However, in the event that Nadel elects to terminate this Agreement or the Company elects to terminate the Agreement as a result of Nadel’s failure to perform services hereunder in the contemplated manner, Nadel shall forfeit and return to the Company any Shares that have not vested in accordance with this Section as of the effective date of the termination of this Agreement.

The Company agrees that following the issuance of the Shares, the interests of Nadel as a shareholder of the Company will not be diluted below his then current percentage ownership interest in the total outstanding capital stock of the Company, except as a result of  the issuance of shares of stock (i) in exchange for a capital investment in the Company; or (ii) pursuant to the grant of awards under the Company’s Equity Incentive Plan, effective as of July 12, 2005 (amended May 1, 2008).

For purposes of this Agreement, “Change in Control” means an Ownership Change Event (as defined below) or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of fifty percent (50%) or more of the total combined voting power of the outstanding voting securities of the Company, or in the event of an Ownership Change Event, the entity to which the assets of the Company were transferred.  An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.  The sole exception to a Change in Control and an Ownership Change Event as described above shall be any Change in Control or Ownership Change Event that may result from the death or incapacity of Kurtz wherein his interest is transferred to his heirs only.  In such event, for the purposes hereof, no Change in Control or Ownership Change Event shall be deemed to have occurred.

(c)           Restrictions on Transfer of Shares.  The Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by Nadel, unless the Shares have become vested as provided for in this Agreement and as otherwise provided by applicable law; provided, however, that Nadel’s rights with respect to such Shares may be transferred by will or pursuant to the laws of descent and distribution.  Any purported transfer or encumbrance in violation of the provisions of this Agreement shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Shares.  Nadel acknowledges that the certificates representing the Shares shall bear one or more of the following restrictive legends:

(i)           “THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION UNDER THE ACT AND SUCH LAWS IN NOT REQUIRED.”; and

(ii)           Any legend required by applicable state law.

(d)           Additional Stock Grants.  By the second anniversary of the Effective Date, the Chairman shall evaluate Nadel’s contributions to the Company in the course of performing services under this Agreement and, if appropriate, recommend to the Board that additional shares  of the common stock of the Company, $0.01 par value per share, be issued to Nadel, commensurate with his contributions to the Company hereunder.  Nadel will work toward building the Company’s value to Two Hundred Million Dollars ($200,000,000).

(e)           Business Expenses.  The Company shall reimburse Nadel for his reasonable business expenses incurred in connection with the performance of services under this Agreement.  Nadel shall provide documentation of such expenses as may be reasonably requested by the Company.

3.             Effective Date.  This Agreement shall become effective on February 22, 2011 (“Effective Date”).

4.            Confidential Information.  Nadel shall, from time to time, have access to confidential information relating to the business of the Company and its subsidiaries.  During the period in which Nadel is performing services under this Agreement and at all times thereafter, Nadel shall not communicate or knowingly divulge any such confidential information that he may obtain during his service for the Company to any other person, firm or corporation, except to the minimum extent necessary in the course of Nadel’s service for the Company or with the prior written consent of the Company, or to defend his own rights or as required by applicable law or regulation or the order of a court or other governmental body having jurisdiction over such matter; provided, however, that Nadel shall have no obligation to maintain in confidence any information that is or becomes publicly available other than as a result of Nadel’s violation of this Section 4 or any information of a type not otherwise considered confidential by persons engaged in the business conducted by the Company or any of its subsidiaries.

5.             Non-Competition.  During the period in which Nadel performs services under this Agreement and for a period of twelve (12) months thereafter, Nadel shall not, without the prior written consent of the Company, directly or indirectly, render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive with the business engaged in by the Company or any of its subsidiaries, or serve as an officer, director, employee, partner, member, owner, consultant or independent contractor in any entity which is competitive with the business engaged in by the Company or any of its subsidiaries.  Nadel acknowledges that the restrictions contained in this Section 5 of this Agreement are fair and reasonable to protect the legitimate interests of the Company, are not unreasonably burdensome to Nadel, and are supported by adequate consideration.  Notwithstanding the foregoing, Nadel shall not be prohibited from owning as an investor less than five percent (5%) of any publicly traded corporation that is in competition with the Company.

6.             Non-Disparagement.  During the period in which Nadel performs services under this Agreement and at all times thereafter, neither the Company nor Nadel shall make or authorize any person to make or allow any statement or take any action, public or private, that would disparage or criticize the other party, including, for example, the other party’s character and/or services; provided, however, that nothing contained in this Section 6 shall preclude the Company or Nadel from making any truthful statement in good faith that is required by any applicable law or regulation or the order of a court or other governmental body.

7.             Termination. Either party may terminate this Agreement at any time, upon ninety (90) days prior written notice to the other party.

8.             Board Service.  The parties acknowledge that, independent of the arrangement contemplated under this Agreement, Nadel currently serves as a member of the Board and, effective February 22, 2011, will serve as Vice Chairman of the Board.  The parties agree that the services contemplated under this Agreement and the compensation to be paid to Nadel for such services, are separate and apart from, and independent of, Nadel’s responsibilities as a Board member and the compensation paid to him in such capacity, which as of the current date consists of cash compensation of Two Thousand Five Hundred Dollars ($2,500) per quarter.  Notwithstanding any other provision of this Agreement, any equity compensation, including but not necessarily limited to stock options and restricted stock, previously granted by the Company to Nadel pursuant to the Equity Incentive Plan effective as of July 12, 2005, as amended, or any other plan or arrangement of the Company, or any agreement pursuant thereto, shall remain in full force and effect as existing prior to the signing of this Agreement.

9.             Notice.  All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed certified or registered mail, return receipt requested, postage prepaid, to the address given above, or to such other address as either party may have furnished to the other in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.          Applicable Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to rules relating to conflicts of laws.  Nadel and the Company each unconditionally and irrevocably consent to the exclusive jurisdiction and venue of the Superior Court of the State of New Jersey, Bergen County and the United States District Court for the District of New Jersey as the sole venue for any suit, action or proceeding arising out of or relating to this Agreement, and Nadel and the Company each hereby unconditionally and irrevocably waive any objection to venue in any such court or the right to assert that any such court is an inconvenient forum, and agree that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 9 hereof.  Nadel and the Company each hereby unconditionally and irrevocably waive the right to a trial by jury in any such action, suit or other proceeding.

11.           Successors; Binding Agreement. This Agreement shall be binding upon any successor to all or substantially all of the business and/or assets of the Company. This Agreement shall inure to the benefit of and be enforceable by Nadel and his personal or legal representatives, executors, estate, trustees, administrators, successors, heirs, distributees, devisees and legatees.  Nadel may not delegate his duties under this Agreement without the prior written consent of the Company.  Notwithstanding the foregoing, Nadel may assign this Agreement and any rights hereunder, but not his obligations to perform personal services under it, to an entity wholly owned by him without the consent of the Company.

12.           Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.  No provision of this Agreement may be waived, modified, amended or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by Nadel and such officer of the Company as may be specifically designated by the Company. No waiver by either party to this Agreement at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.           Legal Representation.  The parties acknowledge that they were each represented by independent outside legal counsel in connection with the preparation and negotiation of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Richard J. Kurtz, Chairman of the Board
Richard J. Kurtz, Chairman

/s/ Jay C. Nadel
Jay Nadel

EXHIBIT A TO AGREEMENT BETWEEN JAY NADEL
AND LAPOLLA INDUSTRIES, INC.
As of February 22, 2011

Vesting Date	No. of Additional Shares Vesting on date indicated
2/28/2011	31,934
3/31/2011	141,423
4/30/2011	136,861
5/31/2011	141,423
6/30/2011	136,861
7/31/2011	141,423
8/31/2011	141,423
9/30/2011	136,861
10/31/2011	141,423
11/30/2011	136,861
12/31/2011	141,423
1/31/2012	141,423
2/29/2012	132,299
3/31/2012	141,423
4/30/2012	136,861
5/31/2012	141,423
6/30/2012	136,861
7/31/2012	141,423
8/31/2012	141,423
9/30/2012	136,861
10/31/2012	141,423
11/30/2012	136,861
12/31/2012	141,423
1/31/2013	141,423
2/28/2013	127,737
3/31/2013	141,423
4/30/2013	136,861
5/31/2013	141,423
6/30/2013	136,861
7/31/2013	141,423
8/31/2013	141,423
9/30/2013	136,861
10/31/2013	141,423
11/30/2013	136,861
12/31/2013	141,423
1/31/2014	141,423
2/14/2014	95,815